As filed with the Securities and Exchange Commission on January 4, 2017

Registration No. 333-212002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
on Form S-8
to Form S-4

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Abbott Laboratories

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-0698440 (I.R.S. Employer Identification No.)

Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois (Address of Principal Executive Offices)	60064-6400 (Zip Code)

ST. JUDE MEDICAL, INC. 2007 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED (2014)

THORATEC CORPORATION AMENDED AND RESTATED 2006 INCENTIVE STOCK PLAN

(Full title of the plans)

Hubert L. Allen

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (224) 667-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common shares, without par value	9,696,713(2)	N/A	N/A	N/A

(1)                     Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)                     Represents the maximum number of Abbott common shares, without par value (“Abbott common shares”) issuable in the future under outstanding stock options and restricted stock units granted under the St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2014) and the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan, which awards we assumed in connection with completion of the mergers contemplated by the Agreement and Plan of Merger, dated as of April 27, 2016 by and among Abbott Laboratories, St. Jude Medical, Inc., Vault Merger Sub, Inc., and Vault Merger Sub, LLC (the “Mergers”). The Mergers were completed on January 4, 2017.

(3)                     The Abbott common shares that are the subject of this Post-Effective Amendment No. 1 were previously registered under Abbott’s Registration Statement on Form S-4 (File No. 333-212002) first filed under the Securities Act with the Securities and Exchange Commission on June 13, 2016 and declared effective on September 26, 2016. All filing fees payable in connection with the issuance of these Abbott common shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

Abbott Laboratories (“Abbott” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-212002) first filed on June 13, 2016 and declared effective on September 26, 2016 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to Abbott common shares issuable upon the exercise of options and the vesting of restricted stock units granted pursuant to terms of the St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2014) and the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan (collectively, the “Plans”).  All such Abbott common shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On January 4, 2017, Abbott completed its acquisition of St. Jude Medical, Inc., a Minnesota Corporation, (“St. Jude Medical”).  In accordance with the Agreement and Plan of Merger, dated as of April 27, 2016, by and among Abbott, St. Jude Medical, Vault Merger Sub, Inc., and Vault Merger Sub, LLC (the “Merger Agreement”), Vault Merger Sub, Inc. was merged with and into St. Jude Medical, with St. Jude Medical surviving the merger as a wholly owned subsidiary of Abbott (the “First Merger”), and promptly thereafter, St. Jude Medical was merged with and into Vault Merger Sub, LLC, with Vault Merger Sub, LLC surviving the merger. St, Jude Medical’s common stock, par value $0.01 per share (the “St. Jude Medical shares”), is no longer publicly outstanding, and St. Jude Medical shares currently represent the right to receive the consideration described in the Merger Agreement.

At the effective time of the First Merger, Abbott assumed certain compensatory options to purchase St. Jude Medical shares and certain St. Jude Medical restricted stock units that, in each case, were both outstanding as of immediately prior to the effective time of the First Merger and issued under the Plans (the “St. Jude Medical Awards”), and such assumed options and assumed restricted stock units were converted into options to acquire Abbott common shares or Abbott restricted stock units as applicable and in accordance with the Merger Agreement. This Registration Statement has been filed for the purpose of registering up to 9,696,713 Abbott common shares issuable in connection with the St. Jude Medical Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission, are incorporated by reference herein:

(a)                                 The Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2015;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2016, April 28, 2016, May 4, 2016, July 12, 2016, September 16, 2016, October 24, 2016, November 16, 2016, November 17, 2016, November 23, 2016, December 9, 2016 and December 16, 2016 (other than any portions of those documents not deemed to be filed); and

(d)                                 The description of the Registrant’s common shares, without par value, contained in any registration statement or report filed by the Registrant, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.

Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

Not Applicable.

Item 6.           Indemnification of Officers and Directors.

Restated Article R-VI of the Registrant’s Restated Articles of Incorporation provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may, as to certain other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article R-VI also provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may as to such other persons, advance expenses (including attorney’s fees) incurred in defending such actions, suits, or proceedings.

Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, except to the extent that the adjudicating court otherwise provides. To the extent that a present or former director, officer or employee of the corporation has been successful in defending any such action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. The Registrant’s directors and officers are insured under a directors and officers liability insurance policy maintained by the Registrant.

Item 7.           Exemption from Registration Claimed.

Not Applicable.

Item 8.           Exhibits.

4.1

St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2014) (incorporated by reference to Exhibit 10.17 of St. Jude Medical’s Annual Report on Form 10-K filed on February 23, 2016).

4.2	Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan (incorporated by reference to Exhibit 99.1 of St. Jude Medical’s Registration Statement on Form S-8 filed on October 8, 2015).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney is included on the signature page.

Item 9.           Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Lake, State of Illinois, on January 4, 2017.

ABBOTT LABORATORIES

By:	/s/ Miles D. White
Miles D. White

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 4, 2017.

Signature	Title

/s/ Miles D. White	Chairman of the Board, Chief Executive Officer, and Director
Miles D. White

/s/ Brian B. Yoor	Senior Vice President, Finance and Chief Financial Officer
Brian B. Yoor	(Principal Financial Officer)

/s/ Robert E. Funck	Vice President, Controller (Principal Accounting Officer)
Robert E. Funck

*	Director
Robert J. Alpern, M.D.

*	Director
Roxanne S. Austin

*	Director
Sally E. Blount, Ph. D.

*	Director
W. James Farrell

*	Director
Edward M. Liddy

	*	Director
Nancy McKinstry

	*	Director
Phebe N. Novakovic

	*	Director
William A. Osborn

	*	Director
Samuel C. Scott III

	*	Director
Glenn F. Tilton

* by	/s/ Hubert L. Allen
Hubert L. Allen
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2014) (incorporated by reference to Exhibit 10.17 of St. Jude Medical’s Annual Report on Form 10-K filed on February 23, 2016).

4.2	Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan (incorporated by reference to Exhibit 99.1 of St. Jude Medical’s Registration Statement on Form S-8 filed on October 8, 2015).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney is included on the signature page.